VICOR TECHNOLOGIES ANNOUNCES COMPLETION OF MERGER;

CLINICAL TRIALS FOR ITS SUDDEN CARDIAC DEATH RISK STRATIFICATION DEVICE CONTINUE

Boca Raton, FL – April 3, 2007 - Vicor Technologies, Inc., a development-stage company and the developer of the PD2i Cardiac Analyzer, Vicor’s patented device utilized in risk stratification of patients for Sudden Cardiac Death (SCD), announced the completion of its previously announced merger with and into SRKP 6, Inc. This transaction represents a significant step in Vicor’s efforts to become a publicly-traded company.  Vicor expects to continue its present operations. In connection with the merger, SRKP 6, Inc. changed its name to Vicor Technologies, Inc.

Vicor believes the merger now makes Vicor’s common stock eligible for quotation on the Over-the-Counter Bulletin Board.  SRKP 6, Inc. was formerly an SEC-registered company with no prior operations or trading history.

SCD is the leading cause of death in the United States each year, with over 500,000 cases reported annually.  Vicor’s PD2i Cardic Analyzer addresses what Vicor believes to be a growing need for the medical community to be able to risk stratify patients who are at high or low risk of suffering this fatal arrhythmic event. Vicor has undertaken a clinical trial (the VITAL Trial) to seek FDA approval for the use of its device with patients.

President and CEO David H. Fater said, “An important component of our strategy is to have adequate funding in place to move the VITAL Trial along as rapidly as possible. We believe that this effort to obtain additional funding will be enhanced by becoming a publicly-traded company.  We contemplate seeking European CE Mark clearance in late 2007 in order to commence marketing the PD2i Analyzer in other countries.  We expect to seek U.S. FDA 510(k) clearance upon anticipated satisfactory results at the conclusion of our pivotal clinical trial, which we project will be in about 18-24 months.  We plan to initiate commercial sales of the PD2i Cardiac Analyzer in the U.S. after receiving FDA clearance.”

Mr. Fater added, “Vicor is continuing to enroll patients in our pivotal VITAL Trial for our proprietary PD2i Cardiac Analyzer. The Harvard Clinical Research Institute, a Harvard University affiliate, is coordinating the VITAL Trial. Additionally, we are initiating new clinical sites to accelerate the enrollment process which will permit the study to be conducted as quickly as possible.”

Vicor believes the PD2i Cardiac Analyzer, if approved as anticipated, will lead to a higher quality of patient care, the minimization of medical expenses, and the enhancement of patients’ quality of life.  Vicor believes it is uniquely positioned to address this unmet medical need.

SCD is a fatal arrhythmic event and is different than a heart attack. A heart attack is analogous to a plumbing problem, where the blood supply to a part of the heart is choked off, leading to the death of that portion of the heart muscle. SCD, on the other hand, is more like an electrical problem, which leads to a rapid, life threatening heart rhythm that is usually fatal within minutes, if untreated.

SCD is theorized to be caused by a breakdown of the normal neurological communication pattern between the heart and brain. It is swift, unexpected, and often has no advance warning or symptoms.

About Vicor Technologies, Inc.

Vicor’s medical device, the PD2i Cardiac Analyzer, is based on a patented, proprietary algorithm. Vicor believes the PD2i Cardiac Analyzer accurately risk stratifies patients who are at high or low risk of suffering a fatal arrhythmic event or SCD within a six-month time frame.

Vicor’s PD2i Cardiac Analyzer addresses a significant health care issue involving a patient cohort of at least 12,000,000 patients.  This patient cohort is composed of the MADIT-II (Multicenter Automatic Defibrillator Implantation Trial II)/SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) patient population. Many in this patient cohort may need an ICD (Implantable Cardioverter Defibrillator) as life saving therapy. However, recent registry studies have noted that over 70% of implanted ICD’s never have an appropriate firing. This over-implantation has led to a substantial and unnecessary medical cost burden.  Over-implantation of this patient cohort also puts patients at risk because of the complications that can accompany implantation surgery.  There is also the risk of not identifying patients who need this life-saving therapy because current criteria does not provide physicians the ability to accurately risk stratify their patients.

About the VITAL Trial

Vicor’s VITAL Trial (acronym for “Prospective, Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhythmic Events such as Sudden Cardiac Death (SCD), VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients”) was initiated in August 2006 and is being conducted by Harvard Clinical Research Institute (HCRI) which is responsible for the overall coordination and monitoring of the trial.  The FDA, in pre-IDE (Investigational Device Exemption) meetings, agreed to the final PD2i protocol and study design for the pivotal VITAL study.  Target Health, Inc., a full service contract research organization based in New York, is responsible for developing the electronic case report form to permit the gathering of patient data via the Internet, and will be responsible for preparing and submitting Vicor’s 510(k) application.

For more information visit the Vicor Technologies web site www.vicortech.com.

Caution Regarding Forward-Looking Statements

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ: our ability to continue to receive financing sufficient to complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and changes in laws and regulations.  Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Release 07-01

INVESTOR CONTACT:	COMPANY CONTACT:
Robert Giordano ROI Associates	David H. Fater, President & CEO Vicor Technologies, Inc.
212.495.0201	800.998.9964
rgiordano@roiny.com	www.vicortech.com